Filed Pursuant to Rule 433
Registration Nos. 333-284087 & 333-284087-06

***PRICING DETAILS*** $2.066+bn HART (Hyundai) 2026-C (Prime Auto Loan)

Joint Bookrunners :	J.P. Morgan (struc), Barclays, Mizuho, TD, Wells Fargo
Co-Managers :	HSBC, RBC

CL	AMT($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	468.000	0.26	A-1+/F1+	1-7	04/27	10/27	I-Curve	+14	4.193	4.193	100.00000
A-2-A	560.500	1.10	AAA/AAA	7-21	06/28	08/29	I-Curve	+37	4.774	4.72	99.99243
A-2-B	160.000	1.10	AAA/AAA	7-21	06/28	08/29	SOFR30A	+37			100.00000
A-3	651.500	2.39	AAA/AAA	21-39	12/29	06/31	I-Curve	+38	5.086	5.03	99.99360
A-4	124.440	3.47	AAA/AAA	39-45	06/30	03/33	I-Curve	+42	5.200	5.14	99.98577
B	38.150	3.83	AA+/AA+	45-47	08/30	04/33	I-Curve	+53	5.322	5.26	99.98658
C	63.570	4.04	AA/A+	47-49	10/30	07/34	I-Curve	+73	5.529	5.46	99.97716

	Expected Settle : 9/23/2026	Registration : SEC-Registered
	First Pay Date : 10/15/2026	ERISA Eligible : Yes
	Expected Ratings : S&P, Fitch	PX Speed : 1.30% ABS to 5.00% Clean-Up Call
	Ticker : HART 2026-C	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
	Expected Pxg : PRICED	Available Information:
CUSIPs :	A-1 44935MAA7	* Prelim Prospectus : Attached
	A-2-A 44935MAB5	* Ratings FWP : Attached
	A-2-B 44935MAC3	* DealRoadshow.com : HART26C
	A-3 44935MAD1	* IntexNet/CDI : See Separate Message
A-4 44935MAE9
B 44935MAF6
C 44935MAG4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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No EEA Retail sales/No PRIIPs KID